COLFAX REPORTS SECOND QUARTER 2017 RESULTS

•	Achieved $0.43 of second quarter net income per diluted share

•	Grew Gas and Fluid Handling orders 8% organically, four consecutive quarters of growth

•	Fabrication Technology posted second straight quarter of organic growth

•	Completed two complementary acquisitions

•	Improved full year outlook

ANNAPOLIS JUNCTION, MD - July 28, 2017 - Colfax Corporation (NYSE: CFX), a leading global manufacturer of gas and fluid handling and fabrication technology products and services, today announced its financial results for the second quarter of 2017.

For the second quarter of 2017, net income was $53.4 million, or $0.43 per diluted share, compared to $39.8 million, or $0.32 per diluted share, for the second quarter of 2016. Adjusted net income was $53.9 million, or $0.43 per share for the second quarter of 2017, compared to $50.3 million, or $0.41 per share for the second quarter of 2016.

The Company reported second quarter net sales of $965.8 million, compared with $957.2 million in the second quarter of 2016. Growth included 1% organic growth and 1% from acquisitions, partially offset by changes in foreign currency translation rates.

Second quarter operating income was $92.0 million or 9.5% of sales, and adjusted operating income was $92.5 million or 9.6% of sales. Prior year second quarter operating income was $73.1 million or 7.6% of sales, and the adjusted operating income was $87.6 million or 9.1% of sales.

“We returned to organic growth in the second quarter led by further strengthening in our Fabrication Technology business,” said Matthew Trerotola, President and Chief Executive Officer. “We have delivered the fourth consecutive quarter of strong orders performance in our Gas and Fluid Handling segment and expect the segment to return to organic growth in the third quarter. We also completed two exciting technology-focused acquisitions in our Fabrication Technology business, adding leading technologies in welding process analytics and robotic welding torches that further builds out our technology offerings for customers to improve their productivity.”

“I am encouraged by the traction we are gaining with our growth initiatives, both organic and inorganic, in an improving market environment,” Mr. Trerotola continued. “We also made progress in the second quarter to improve profitability, posting a 50 basis point improvement in adjusted margins largely as a result of structural cost savings. With another quarter of solid execution and building momentum, we are pleased to improve our performance expectations for the full year.”

Considering first half performance and improved market conditions, Colfax revised its outlook for the year, increasing its diluted earnings per share forecast from $1.34-$1.49 to $1.45-$1.55 and its adjusted earnings per share forecast from $1.60-$1.75 to $1.65-$1.75. This outlook does not include the effects, if any, from the acquisition of Siemens Turbomachinery Equipment, which is expected to close in the fourth quarter of 2017.

Conference Call and Webcast

Colfax will host a conference call to provide details about its results on Friday, July 28, 2017 at 9:00 a.m. EDT. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 55207787, or through webcast via Colfax’s website at www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation is a diversified global manufacturing and engineering company that provides gas and fluid handling and fabrication technology products and services to commercial and governmental customers around the world through the Howden, Colfax Fluid Handling and ESAB businesses. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, projected adjusted net income per share, adjusted operating income, adjusted operating income margin, organic sales growth (decline) and organic order growth. Adjusted net income, adjusted net income per share, projected adjusted net income per share, adjusted operating income and adjusted operating income margin exclude Restructuring and other related items. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 29.9% and 28.8% for the three and six months ended June 30, 2017, respectively. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 30.9% and 30.1% for the three and six months ended July 1, 2016. Organic sales growth (decline) and organic order growth exclude the impact of acquisitions and foreign exchange rate fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of restructuring and other related items.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission including its 2016 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Contact:

Terry Ross, Vice President of Investor Relations
Colfax Corporation
301-323-9054
Terry.Ross@colfaxcorp.com

Colfax Corporation
Condensed Consolidated Statements of Income
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016

Net sales	$965,832	$957,249	$1,810,758	$1,834,092
Cost of sales	665,134	656,144	1,230,693	1,252,466
Gross profit	300,698	301,105	580,065	581,626
Selling, general and administrative expense	208,224	213,553	414,270	427,940
Restructuring and other related items	471	14,490	7,571	32,158
Operating income	92,003	73,062	158,224	121,528
Interest expense	8,418	8,711	17,513	17,831
Income before income taxes	83,585	64,351	140,711	103,697
Provision for income taxes	25,110	20,388	40,749	33,524
Net income	58,475	43,963	99,962	70,173
Less: income attributable to noncontrolling interest, net of taxes	5,081	4,209	8,026	7,804
Net income attributable to Colfax Corporation	$53,394	$39,754	$91,936	$62,369
Net income per share - basic	$0.43	$0.32	$0.75	$0.51
Net income per share - diluted	$0.43	$0.32	$0.74	$0.51

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Six Month Ended
	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
Adjusted Operating Income
Operating income	$92,003	$73,062	$158,224	$121,528
Operating income margin	9.5%	7.6%	8.7%	6.6%
Restructuring and other related items	471	14,490	7,571	32,158
Adjusted operating income	$92,474	$87,552	$165,795	$153,686
Adjusted operating income margin	9.6%	9.1%	9.2%	8.4%

	Three Months Ended		Six Month Ended
	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
Adjusted Net Income and Adjusted Net Income Per Share
Net income attributable to Colfax Corporation	$53,394	$39,754	$91,936	$62,369
Restructuring and other related items	471	14,490	7,571	32,158
Tax adjustment(1)	3	(3,970)	(1,956)	(7,368)
Adjusted net income	$53,868	$50,274	$97,551	$87,159
Adjusted net income margin	5.6%	5.3%	5.4%	4.8%
Weighted-average shares outstanding - diluted	123,954	123,036	123,881	123,143
Adjusted net income per share	$0.43	$0.41	$0.79	$0.71
Net income per share—diluted (in accordance with GAAP)	$0.43	$0.32	$0.74	$0.51
__________
(1) The effective tax rate used to calculate adjusted net income and adjusted net income per share are 29.9% and 28.8% for the second quarter and six months ended June 30, 2017. The effective tax rate for the six months ended June 30, 2017 includes a $0.9 million discrete tax benefit primarily associated with a South American jurisdiction. The effective tax rate used to calculate adjusted net income and adjusted net income per share for the second quarter and six months ended July 1, 2016 are 30.9% and 30.1%, respectively.

	2017 Earnings Per Share Range
Projected net income per share - diluted	$1.45	$1.55
Restructuring costs(1)	0.28	0.28
Tax adjustment	(0.08)	(0.08)
Projected adjusted net income per share	$1.65	$1.75
__________
(1) Restructuring costs include a $12 million gain on disposal and a $4 million non-cash impairment charge for two facilities that were previously closed as part of restructuring activities. This represents an approximate net pre-tax impact of $0.06 per share.

Colfax Corporation
Change in Sales, Orders and Backlog
Dollars in millions
(Unaudited)

			Gas and Fluid Handling
	Net Sales		Orders
	$	%	$	%

For the three months ended July 1, 2016	$957.2		$432.6
Components of Change:
Existing Businesses(1)	4.4	0.5%	32.4	7.5%
Acquisitions(2)	10.8	1.1%	—	—%
Foreign Currency Translation	(6.6)	(0.7)%	(7.2)	(1.7)%
	8.6	0.9%	25.2	5.8%
For the three months ended June 30, 2017	$965.8		$457.8

			Gas and Fluid Handling
	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%

As of and for the six months ended July 1, 2016	$1,834.1		$838.9		$1,068.9
Components of Change:
Existing Businesses(1)	(31.3)	(1.7)%	78.9	9.4%	24.9	2.3%
Acquisitions(2)	17.3	0.9%	—	—%	—	—%
Foreign Currency Translation	(9.3)	(0.5)%	(14.8)	(1.8)%	2.3	0.2%
	(23.3)	(1.3)%	64.1	7.6%	27.2	2.5%
As of and for the six months ended June 30, 2017	$1,810.8		$903.0		$1,096.1
__________
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of growth due to factors such as price, product mix and volume.
(2) Represents the incremental sales as a result of our acquisitions completed in our Fabrication Technology segment.

Fabrication Technology	Net Sales
	$	%

For the three months ended July 1, 2016	$473.5
Components of Change:
Existing Businesses(1)	10.2	2.1%
Acquisitions(2)	10.8	2.3%
Foreign Currency Translation	0.3	0.1%
	21.3	4.5%
For the three months ended June 30, 2017	$494.8
__________
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of growth due to factors such as price, product mix and volume.
(2) Represents the incremental sales as a result of our acquisitions completed.